Exhibit 99.1

Consent of Joel A. Asen

I hereby consent to the use of my name in the Registration Statement on Form S-1 (No. 333-110250) of Compass Minerals International, Inc. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the caption “Management—Directors and Executive Officers” with respect to my becoming a director of Compass Minerals International, Inc.

/S/ JOEL A. ASEN

Joel A. Asen

November 19, 2003